SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 14, 2014

Derma Sciences, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300

Princeton, NJ  08540

(609) 514-4744

(Address including zip code and telephone

number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On January 14, 2014 (the “Effective Date”), Derma Sciences, Inc. (the “Company”) entered into a license, market development and commercialization agreement (the “Agreement”) with BioDLogics, LLC (“BioD”) relating to BioD’s human placental based products (the “Licensed Products”) and intellectual property related thereto.

Under the Agreement, BioD granted to the Company an exclusive, perpetual, royalty-bearing license to use, offer for sale and sell, the Licensed Products in North America (the “Territory”), including the rights to sublicense solely as provided in the Agreement, for the following dermal applications: partial and full thickness burns, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunnel/undermined wounds, surgical wounds (donor sites/grafts and dehiscence), trauma wounds (abrasions, laceration, second degree burns, and skin tears), radiation induced wounds/burns, post-operative wounds, and draining wounds (the “Field”). During the term of the Agreement, the Company must use diligent efforts, and will be responsible for, the sale and marketing of the Licensed Products in the Field throughout the Territory. As part of its commercialization efforts, the Company will fund a Diabetic Foot Ulcer Study pursuant to the Agreement.

The Company agreed to pay to BioD an initial license fee and grant BioD a warrant (the “Warrant”) to purchase 100,000 shares of the Company’s common stock (the “Warrant Shares”) on the Effective Date. The Warrant is exerciseable at a price of $11.81 immediately as to 25% of the Warrant Shares, with portions of the remaining 75% of the Warrant Shares becoming exerciseable, if at all, upon the achievement of certain milestones. The Warrant expires five years from the date of issuance. In addition to the initial license fee and the Warrant, from the first commercial sale of a Licensed Product in the Territory until the termination or expiration of the Agreement, royalties are payable to BioD based upon a sliding scale percentage of the Company’s net sales of Licensed Products within the Territory, less certain deductions (“Net Sales”) and declining as Net Sales increase. The Agreement also requires the Company to make milestone payments to BioD based upon the achievement of certain development events and annual Net Sales levels.

The Agreement may be terminated as follows: (i) upon mutual agreement of the parties; (ii) by BioD if the Company challenges certain BioD patents or trade secrets; (iii) by BioD if the Company fails to meet the annual minimum Net Sales requirement under the Agreement, unless the Company pays the difference between the amount of royalties that would have been due had the minimum annual Net Sales for such year been achieved and royalty payments made by the Company with respect to Net Sales during such year plus any milestone payments payable; or (iv) by either party in the event of a material breach or certain events of bankruptcy.

The Agreement contains standard representation and warranties, covenants, indemnification and confidentiality provisions.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such document, which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Item 7.01.    Regulation FD Disclosure

On January 14, 2014, the Company issued a press release announcing the matters described in Item 1.01 of this Current Report on Form 8-K. The press release mistakenly references the issuance of stock options, rather than the Warrant, to BioD. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for any purpose.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated January 14, 2014 of Derma Sciences, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By:	/s/ John E. Yetter
John E. Yetter, CPA
Executive Vice President, Finance and Chief Financial Officer

Date:  January 17, 2014

Exhibit
Number	Description

99.1	Press Release dated January 14, 2014 of Derma Sciences, Inc.